Exhibit 10.14

GREAT WESTERN BANCORP, INC.

2014 OMNIBUS INCENTIVE COMPENSATION PLAN

FORM OF

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Award Agreement”) evidences an award of restricted share units (“RSUs”) by Great Western Bancorp, Inc. (“Great Western”) under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	__________	(the “Grantee”).

Grant Date:	__________	(the “Grant Date”).

Number of RSUs:	______________________.

Vesting Schedule	Vesting Date	Percentage Vesting

	__________	___%

	__________	___%

	__________	___%

The RSUs will only vest if the Grantee is, and has been, continuously employed by the Company from the Grant Date through the applicable Vesting Date, and any unvested RSUs will be forfeited upon any termination of Employment.

Notwithstanding the foregoing and any provision in the Plan:

A.     Upon a termination of Employment due to Disability or Retirement, and subject to the Grantee’s continued compliance with any restrictive covenants in any employment or other agreement with the Company, the RSUs will remain outstanding and vest on the applicable Vesting Date as if the Grantee had remained Employed through the applicable Vesting Date;

B.     Upon a termination of Employment due to death, the RSUs will immediately vest as of the date of such termination; and

C.     Upon a Change in Control, the RSUs will immediately vest as of the date of such Change in Control.

Delivery Date:	No later than 30 days after the applicable Vesting Date (or, if earlier, the date of the Grantee’s termination of Employment due to death or a Change in Control), Great Western will issue to the Grantee one Share for each vested RSU, subject to applicable tax withholding (each of the dates the Shares are so issued, a “Delivery Date”).

Dividend Equivalents:	On each Delivery Date, Great Western will pay to the Grantee a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to the applicable Delivery Date and (y) the number of Shares delivered to the Grantee on the applicable Delivery Date (including for this purpose any Shares which would have been delivered on the applicable Delivery Date but for being withheld to satisfy tax withholding obligations).

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement between the Grantee and Great Western (“Employment Agreement”), the terms of the Employment Agreement will control. By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

GREAT WESTERN BANCORP, INC.

By:
Name: Title:

[NAME OF GRANTEE]